Exhibit 99.1
G-III APPAREL GROUP, LTD.
For: G-III Apparel Group, Ltd.
Contact: Investor Relations
James Palczynski
(203) 682-8229
G-III Apparel Group, Ltd.
Wayne S. Miller, Chief Operating Officer
(212) 403-0500
G-III Apparel Group Announces Common Stock Offering
New York, NY — December 15, 2009 — G-III Apparel Group, Ltd. (NasdaqGSM: GIII) today announced that it intends to offer shares of its common stock in a public offering. Piper Jaffray & Co. is acting as the sole book-running manager, with Lazard Capital Markets acting as co-lead manager of the offering. Brean Murray, Carret & Co. and KeyBanc Capital Markets are acting as co-managers.
The Company intends to use the proceeds of the offering for general corporate purposes to support the growth of its business, which may include acquisitions.
The offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission on October 26, 2009. A prospectus supplement relating to the offering will be filed with the Securities and Exchange Commission. When available, copies of the prospectus supplement relating to this offering may be obtained by contacting Piper Jaffray & Co. at 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402 or by calling (800) 747-3924.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the shares in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About G-III Apparel Group, Ltd.
G-III is a leading manufacturer and distributor of outerwear, dresses, sportswear and women’s suits under licensed brands, our own brands and private label brands. G-III has fashion licenses under the Calvin Klein, Sean John, Kenneth Cole, Cole Haan, Guess?, Jones New York, Jessica Simpson, Nine West, Ellen Tracy, Tommy Hilfiger, Enyce, Levi’s and Dockers brands and sports licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Touch by Alyssa Milano and more than 100 U.S. colleges and universities. G-III sells outerwear and handbags under our own Andrew Marc and Marc New York brands and has licensed these brands for women’s footwear, men’s accessories, women’s handbags and men’s cold weather accessories. Our other owned brands include Marvin Richards, G-III, Jessica Howard, Eliza J., Black Rivet, Siena Studio, Tannery West, G-III by Carl Banks and Winlit. G-III works with a diversified group of retailers in developing product lines to be sold under their proprietary private labels. G-III also operates 121 retail stores, of which 118 are outlet stores operated under the Wilsons Leather name.
Statements concerning G-III’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are “forward-looking statements” as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit crisis, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks of operating a retail business, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions and general economic conditions, as well as other risks detailed in G-III’s filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

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